SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 19)
                       EXCALIBUR TECHNOLOGIES CORPORATION
                                (Name of Issuer)

                     Common Stock, Par Value, $.01 Per Share
                         (Title of Class of Securities)

                                   300651-20-5
                                 (CUSIP Number)

                          ALLEN & COMPANY INCORPORATED
                           Attention: Rosemary Fanelli
           711 Fifth Avenue, New York, New York 10022, (212) 832-8000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 21, 2000
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.

-------------------------------
CUSIP No. 300651-20-5
-------------------------------
=====================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Allen & Company Incorporated
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)  [   ]
   (b)  [X]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E)
   [   ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*
    [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO, BD

=====================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Allen Holding Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)  [   ]
   (b)  [X]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E)  [ ]
------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         HC

=====================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Herbert A. Allen
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)  [ ]
   (b)  [X]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E) (  ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*  [ ]
-------------------------------------------------------------------------------
3  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
         IN

==================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Richard M. Crooks, Jr.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)  [   ]
   (b)  [X]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E)  [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*[ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN

=====================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Donald R. Keough
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)  [ ]
   (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E)   [   ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN

=====================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Susan K. Allen
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)  [ ]
      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D) or 2(E)  [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
=====================================================================

                               AMENDMENT NO. 19 TO
                                  SCHEDULE 13D

     This statement constitutes Amendment No. 19 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Excalibur Technologies Corporation (the "Issuer") filed by Allen & Company Incorporated, Allen Holding Inc., Herbert A. Allen, Richard M. Crooks, Jr., Donald R. Keough and Susan K. Allen (collectively, the "Reporting Persons"). This statement constitutes the final Amendment to the Schedule 13D for the Reporting Persons relating to the Common Stock because on December 21, 2000, as a result of the consummation of the business combination transaction described in the Definitive Proxy Statement of the Issuer as filed with the Commission on November 21, 2000, each share of Common Stock owned by the Reporting Persons was automatically converted into one share of Common Stock, par value $0.01 per share, of Convera Corporation, a Delaware corporation. Accordingly, the Reporting Persons no longer own any Common Stock of the Issuer. On December 22, 2000, the Issuer filed a Certification of Termination of Registration on Form 15-12G under the Securities Exchange Act of 1934 with the Commission.

Item 5.  Interest in Securities of the Issuer

     (a) As of the close of business on December 21, 2000, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate zero (0) shares of the Issuer's Common Stock.

     (e) Because the Reporting Persons ceased to own any shares of the Issuer's Common Stock as of December 21, 2000, this Amendment constitutes a final filing.

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 2001

ALLEN & COMPANY INCORPORATED

By: /s/ Rosemary Fanelli
---------------------------
Rosemary Fanelli

ALLEN HOLDING INC.

By: /s/ Rosemary Fanelli
----------------------------
Rosemary Fanelli

/s/ Herbert Allen
------------------------
Herbert A. Allen

/s/ Richard M. Crooks, Jr.
-------------------------------
Richard M. Crooks, Jr.

/s/ Donald R. Keough
--------------------------
Donald R. Keough

/s/ Susan K. Allen
----------------------
Susan K. Allen